  Exhibit 99.1

Company Contacts: Yew Bio-Pharm Group, Inc. Ms. Sha Jin Tel: (702) 487-4683 E-mail: hdsusasj@gmail.com	Investor Relations Contacts: CCG Investor Relations Mr. John Harmon, CFA, Sr. Account Manager Tel: +86 (10) 8573 1014 (Beijing) E-mail: john.harmon@ccgir.com

For Immediate Release:

Yew Bio-Pharm Group Announces Second-Quarter 2013 Results

HARBIN, CHINA, August 13, 2013 -- Yew Bio-Pharm Group, Inc. (“Yew Bio” or the “Company”) (OTCBB: YEWB), a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine and products made from yew timber in China, today announced financial results for the second quarter ended June 30, 2013.

Second-Quarter Financial and Operating Highlights:

•	Total revenues were $2.1 million, a 10.5% increase from $1.9 million in the year-ago quarter
•	Revenue from the sale of yew trees was $0.8 million, an increase of 18.3% from the year-ago quarter
•	Gross profit was $1.6 million, in line with the year-ago quarter. The gross margin was 76.0%, as compared with 84.4% in the year-ago quarter
•	Operating profit was $1.3 million, as compared to $1.5 million in the year-ago quarter
•	Net income was $1.3 million, or $0.03 per diluted share, as compared to $1.5 million, or $0.03 per diluted share, in the year-ago quarter

“We are pleased to report a solid increase in revenues driven by sales growth in all our product categories, which offset higher expenses in the second quarter of 2013,” commented Mr. Zhiguo Wang, Chairman and Chief Executive Officer of Yew Bio. “We are building upon the recent approval by the Financial Industry Regulatory Authority (FINRA) for our stock to trade on the OTC Bulletin Board and the eligibility of our shares by the Depository Trust Corporation (DTC) for electronic trading by investors, and we look forward to sharing further details of our business with our shareholders in the future.”

Second-Quarter 2013 Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
TCM Raw Materials	$1,270,330	$1,225,360	$2,166,491	$1,966,643
Yew Trees	796,653	673,565	1,653,607	1,457,088
Handicrafts	39,383	6,496	85,208	36,035
Total Revenues	$2,106,366	$1,905,421	$3,905,306	$3,459,766

Total revenues in the second quarter of 2013 were $2.1 million, an increase of 10.5% from $1.9 million in the year-ago quarter. The revenue increase was primarily due to an 18.3% increase in revenue from sales of yew trees, and revenues increased year-over-year in all product categories.  Sales of TCM raw materials amounted to 60.3% of total revenues, sales of yew trees amounted to 37.8% of total revenues, and sales of handicrafts made up the remaining 1.9%.

Total cost of revenues was $0.5 million, a 69.8% increase from $0.3 million in the year-ago quarter.  Gross profit was $1.6 million, roughly in line with the year-ago quarter.  The gross margin was 76.0% in the quarter, as compared to 84.4% in the year-ago quarter. Gross margins declined year-over-year due to higher margins from the sale of yew trees being more than offset by lower margins from the sale of TCM raw materials and handicrafts.

Operating expenses were $0.3 million in the quarter, as compared to $0.2 million in the year-ago quarter.  Operating expenses increased year-over-year primarily due to higher general and administrative expense.

Net income in the second quarter of 2013 was $1.3 million, as compared to $1.5 million in the year-ago quarter.  Earnings per diluted share were $0.03, in line with the same period last year.

Six Months 2013 Financial Results

Total revenues for the six months ended June 30, 2013 were $3.9 million, a 12.9% increase from $3.5 million in the same period last year.  The revenue increase was primarily due to a 13.5% increase in revenue from sales of yew trees, and revenues increased period-over-period in all product categories.  Sales of TCM raw materials amounted to 55.5% of total revenues, sales of yew trees amounted to 42.3% of total revenues, and sales of handicrafts made up the remaining 2.2%.

Total cost of revenues increased 79.0% to $1.1 million from $0.6 million in the same period last year.  Gross profit was $2.8 million, as compared to $2.9 million in the same period last year.  The gross margin was 72.2% in the six months ended June 30, 2013, as compared to 82.5% in the year-ago period. Gross margins declined year over year due to lower margins in all product categories.

Operating expenses were $0.6 million in the six months ended June 30, 2013, as compared to $0.4 million in the same period last year.  Operating expenses increased year-over-year primarily due to higher general and administrative expense.

Net income in the first half of 2013 was $2.3 million, as compared to $2.5 million in the year-ago quarter.  Earnings per diluted share were $0.05 in the six-month period ended June 30, 2013, in line with the same period last year.

ABOUT YEW BIO-PHARM GROUP, INC

Yew Bio-Pharm Group, Inc., through its operating entity, Harbin Yew Science and Technology Development Co., Ltd. (HDS), is a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine (TCM) and products made from yew timber in China. Raw material from the species of yew tree that the Company grows contains taxol, and TCM containing yew raw materials has been approved as a traditional Chinese medicine in China for secondary treatment of certain cancers.  The Company uses a patented, accelerated growth technology to speed the growth and maturity and commercialization of yew trees and believes that it is one of the few companies possessing a permit to sell them.

SAFE HARBOR

This press release forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: our ability to collect from our largest customers; our dependence on a small number of customers for raw materials, including a related party; our ability to continue to purchase raw materials at relatively stable prices; our dependence on a small number of customers for our yew trees for reforestation; our ability to market successfully raw materials used in the manufacture of traditional Chinese medicines; and our ability to receive continued preferential tax treatment for the sale of yew trees and potted yew trees.  From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent annual report on Form 10-K.  Yew Bio does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as required under applicable law.

- financial tables follow-

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31,
	(Unaudited)	2012
ASSETS
CURRENT ASSETS:
Cash	$30,021	$386,821
Accounts receivable	1,767,073	722,598
Accounts receivable - related party	1,486,700	284,986
Inventories	1,247,219	991,234
Prepaid expenses and other assets	24,465	150
Prepaid expenses - related parties	47,556	60,245
Total Current Assets	4,603,034	2,446,034

LONG-TERM ASSETS:
Inventories, net of current portion	9,755,424	9,382,164
Property and equipment, net	801,397	885,969
Land use rights and yew forest assets, net	15,736,290	15,328,318
Total Long-term Assets	26,293,111	25,596,451
Total Assets	30,896,145	28,042,485

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	3,996	990
Accrued expenses and other payables	187,423	199,098
Taxes payable	2,997	5,722
Due to related parties	50,387	47,876
Total Current Liabilities	244,803	253,686
Total Liabilities	244,803	253,686

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock ($0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively)	–	–
Common stock ($0.001 par value; 140,000,000 shares authorized; 50,000,000 issued and outstanding at June 30, 2013 and December 31, 2012, respectively)	50,000	50,000
Additional paid-in capital	10,396,377	10,396,377
Retained earnings	15,199,568	13,182,032
Statutory reserves	2,426,978	2,179,494
Accumulated other comprehensive income - foreign currency translation adjustment	2,578,419	1,980,896
Total Shareholders' Equity	30,651,342	27,788,799
Total Liabilities and Shareholders' Equity	30,896,145	28,042,485

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES:
Revenues	$1,143,880	$1,905,421	$2,584,871	$3,300,074
Revenues - related party	962,486	–	1,320,435	159,692
Total Revenues	2,106,366	1,905,421	3,905,306	3,459,766

COST OF REVENUES:
Cost of revenues	206,310	297,744	701,969	580,548
Cost of revenues - related party	299,212	–	382,222	25,224
Total Cost of Revenues	505,522	297,744	1,084,191	605,772
GROSS PROFIT	1,600,844	1,607,677	2,821,115	2,853,994

OPERATING EXPENSES:
Selling	6,079	5,350	11,693	11,237
General and administrative	271,908	150,062	543,869	363,773
Total Operating Expenses	277,987	155,412	555,562	375,010
INCOME FROM OPERATIONS	1,322,857	1,452,265	2,265,553	2,478,984

OTHER INCOME (EXPENSES):
Interest income	42	1,509	84	1,588
Other income (expense)	(200)	(361)	(617)	(361)
Total Other Income (Expenses)	(158)	1,148	(533)	1,227
NET INCOME	1,322,699	1,453,413	2,265,020	2,480,211

COMPREHENSIVE INCOME:
NET INCOME	1,322,699	1,453,413	2,265,020	2,480,211
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	442,871	21,762	597,523	167,667
COMPREHENSIVE INCOME	1,765,570	1,475,175	2,862,543	2,647,878

NET INCOME PER COMMON SHARE:
Basic	$0.03	$0.03	$0.05	$0.05
Diluted	$0.03	$0.03	$0.05	$0.05
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	50,000,000	50,000,000	50,000,000	45,563,187
Diluted	50,000,000	50,000,000	50,000,000	50,000,000

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,265,020	$2,480,211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	102,954	103,200
Amortization of land use rights and yew forest assets	178,817	172,171
Loss on disposal of fixed assets	420	–
Changes in operating assets and liabilities:
Accounts receivable	(1,019,696)	(316,181)
Accounts receivable - related party	(1,184,390)	–
Prepaid expenses and other assets	(24,082)	(1,739)
Prepaid expenses - related parties	13,801	(70,625)
Inventories	(186,105)	(40,286)
Accounts payable	2,957	(1,306,617)
Accrued expenses and other payables	(14,358)	(40,191)
Due to related parties	2,448	22,473
Taxes payable	(2,824)	655
Advances from customers	–	232,077
NET CASH PROVIDED BY OPERATING ACTIVITIES	134,962	1,235,148

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,084)	(46,305)
Payments for yew forest assets	(493,878)	–
Deposit on land use right	–	(995,969)
NET CASH USED IN INVESTING ACTIVITIES	(496,962)	(1,042,274)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments for related parties advances	–	(236,595)
NET CASH USED IN FINANCING ACTIVITIES	–	(236,595)

EFFECT OF EXCHANGE RATE ON CASH	5,200	5,258

NET DECREASE IN CASH	(356,800)	(38,463)
CASH - beginning of period	386,821	732,371
CASH - end of period	30,021	693,908

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